Exhibit 10.9

BURLINGTON RESOURCES INC.

MANAGEMENT SUPPLEMENTAL BENEFITS PLAN

Exhibit 10.9

BURLINGTON RESOURCES INC.

MANAGEMENT SUPPLEMENTAL BENEFITS PLAN

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Exhibit 10.9

BURLINGTON RESOURCES INC.

MANAGEMENT SUPPLEMENTAL BENEFITS PLAN

PREAMBLE

WHEREAS, Burlington Resources Inc. (the “Company”) established the Burlington Resources Inc, Management Supplemental Benefits Plan (the “Plan”) in order for the Company to attract and retain exceptional employees, effective January 1, 1997;

NOW, THEREFORE, effective as of the “Effective Time” defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 and conditioned on the occurrence of the “Distribution” defined in such Employee Matters Agreement, the Plan is hereby amended and restated.

SECTION 1

DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings indicated:

1.1	Beneficiary means the person(s) designated by a Participant, on a form provided by the Plan Administrator and filed with the Company’s Human Resources Department, to receive benefits from the Plan in the event of his or her death. A Participant may change his or her beneficiary designation at any time. If no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant’s surviving spouse or, if none, his or her estate.

1.2	Board means the Board of Directors of the Company.

1.3	Code means the Internal Revenue Code of 1986, as amended.

Exhibit 10.9

1.4	Company means Burlington Resources Inc., a Delaware corporation.

1.5	Compensation Committee means the Human Resources and Compensation Committee of the Board of Directors of ConocoPhillips.

1.6	ConocoPhillips means ConocoPhillips, a Delaware corporation, or any successor corporation. ConocoPhillips is a publicly held corporation and the indirect parent of the Company.

1.7	Controlled Group means ConocoPhillips and its Subsidiaries.

1.8	Employer means the Company and its subsidiaries.

1.9	Executive Plan means the Burlington Resources Inc, Supplemental Benefits Plan.

1.10	Grandfathered Benefit means any benefit payable under this Plan which is considered as deferred before January 1, 2005 and therefore grandfathered for purposes of Section 409A of the Code and any regulations and guidance issued thereunder. Notwithstanding the foregoing, except with regard to Participants who have commenced payment of benefits under Section 4.1 of the Plan on or before December 31, 2008, benefits under Section 4.1 of the Plan shall not be considered Grandfathered Benefits.

1.11	Memorandum Account means a notional account credited with interest, as provided in Section 4.2.

1.12	Non-Grandfathered Benefit means any benefit payable under this Plan which is not a Grandfathered Benefit.

1.13	Participant means each employee who participates in the Plan in accordance with Section 3.

Exhibit 10.9

1.14	Pay Limitations means the compensation limitations applicable to the RSP that are set forth in Code section 401(a)(17), as adjusted.

1.15	Pension Plan means Title VI of the ConocoPhillips Retirement Plan.

1.16	Permanent Disability means the Plan Administrator has found, upon the basis of medical evidence satisfactory to it, that a Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further full-time employment by the Employer and that such disability is reasonably expected to be permanent or long-term. Notwithstanding the foregoing, in the case of any Non-Grandfathered Benefits, “Permanent Disability” shall mean (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s employer.”

1.17	Plan means the Burlington Resources Inc. Management Supplemental Benefits Plan as amended from time to time.

1.18	Plan Administrator means the person who is the highest level officer of the Company with primary responsibility for human resources, or such person’s successor.

Exhibit 10.9

1.19	RSP means the Burlington Resources Inc. Retirement Savings Plan.

1.20	RSP Pay means the compensation used to accrue a benefit under the RSP.

1.21	SBP Pay means the compensation used to accrue a benefit under the RSP without regard to Pay Limitations or voluntary salary reduction pursuant to sections 125 or 401(k) of the Code.

1.22	Separation from Service means the date on which the Participant separates from service with the Controlled Group within the meaning of Code section 409A, whether by reason of death, disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period set forth in section 1.409A(h)(1)(i) of the regulations issued under section 409A of the Code, as allowed thereunder.

1.23	Specific Employee means a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and regulations and guidance issued thereunder.

1.24

Subsidiary means any corporation or other entity that is treated as a single employer with ConocoPhillips under section 414(b) or (c) of the Code. In applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 4l4(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under

Exhibit 10.9

common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to section 409A of the Code.

1.25	Surviving Spouse means the person to whom surviving spouse death benefits are to be paid pursuant to the terms of the Pension Plan.

1.26	Termination means a Participant’s Separation from Service with the Controlled Group, including by reason of death, retirement or Permanent Disability.

SECTION 2

ADMINISTRATION

2.1 Plan Administrator. The Plan shall be administered by the Plan Administrator. Subject to review by the Compensation Committee, the Plan Administrator shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration, select eligible Participants, determine a Participant’s (or Surviving Spouse’s or Beneficiary’s) right to a payment and the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan. All actions and decisions of the Plan Administrator shall be final and binding upon all Participants, Surviving Spouses and Beneficiaries.

SECTION 3

PARTICIPANTS

3.1 Participants. The Plan Administrator shall determine and designate the key employees of the Employer who are eligible to receive benefits under the Plan (the “Participants”). Participants will be limited to those employees who, because of their

Exhibit 10.9

management or staff positions, have the principal responsibility for the management, direction and success of the Company as a whole or a subsidiary or a particular business unit thereof; provided, however, an employee who is a participant in the Executive Plan shall not be eligible to participate in this Plan. Each Participant must be a “member of a select group of management or highly compensated employees,” as those terms are defined in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 4

BENEFITS

4.1 Supplemental Pension Benefits. Upon a Participant’s Termination, the Company shall pay or cause to be paid to such Participant (or his or her Surviving Spouse in the case of his or her death) supplemental pension benefits under this Plan which, when combined with the amounts he or she is entitled to receive under the Pension Plan, shall equal the retirement or Surviving Spouse death benefits which would have been payable to the Participant or his or her Surviving Spouse had the Pension Plan’s benefit formula been applied:

(a)	without regard to any of the limitations of Section 415 of the Code,

(b)	by including in the Participant’s compensation during the period for which the Pension Plan benefits are computed, to the extent not already done so under the Pension Plan, any amount that has not been taken into account due to (i) the limitations of Section 401(a)(17) of the Code, or (ii) an elective reduction of compensation by the Participant under Section 125 or 40l(k) of the Code, and

Exhibit 10.9

(c)	by taking into account any service granted to the Participant and any benefit formula adjustments required by an employment contract with the Employer.

Supplemental pension benefits under this Section 4.1 shall be vested and nonforfeitable to the same extent that the related benefits under the Pension Plan are vested and nonforfeitable.

4.2 Supplemental RSP Benefits. Upon a Participant’s Termination or Permanent Disability, the Company shall pay or cause to be paid to such Participant (or his or her Beneficiary in the case of his or her death) supplemental RSP benefits calculated as described below. For any payroll period in which a Participant’s SBP Pay exceeds his or her RSP Pay, a benefit amount shall be credited to the Participant’s Memorandum Account no later than the end of the second month following the date that Company contributions are made to the Participant’s RSP account with regard to such payroll period, or would have been made to such account if the Participant had received Company contributions to the RSP account with regard to that payroll period. The benefit amount so credited shall equal the then applicable rate of matching contributions under the RSP for a similarly situated participant times the amount by which the Participant’s SBP Pay for that payroll period exceeds his or her RSP Pay for that payroll period. Supplemental RSP benefits under this Section 4.2 shall be fully vested and nonforfeitable.

4.3 Determination of Lump Sum Supplemental Pension Benefit Payments. The amount of a lump sum payment of supplemental pension benefits to a Participant (or his or her Surviving Spouse in the event of the Participant’s Termination on account of

Exhibit 10.9

death) shall be determined by calculating the benefit according to the terms of the Pension Plan as a whole life annuity, then calculating the present value of such benefit, using the actuarial assumptions specified in the Pension Plan for determining benefits of equivalent value except, in lieu of the Pension Benefit Guaranty Corporation (“PBGC”) rates for calculating lump sums specified in the Pension Plan, the interest rate shall be the immediate PBGC rate in effect on January 1 of the year in which the lump sum payment becomes payable (or such other date during such year as the Plan Administrator, in its sole discretion, may designate).

Notwithstanding the foregoing, with regard to Participants whose benefits have not commenced payment on or before December 31, 2008, the actuarial assumptions specified in the Pension Plan for determining benefits of equivalent value shall be used and the applicable methodology for applying different rates or mortality tables or other factors to different portions of the benefit accrued over time periods when such different rates, tables, or other factors are applicable shall be used. For this purpose, the terms of the Pension Plan are those in effect as of the benefit commencement date used in this Plan. If the applicable provisions of the Pension Plan do not provide a methodology, a reasonable methodology, as determined by the Plan Administrator, shall be used.

4.4 Investment of Accounts. Each Memorandum Account shall accrue interest on the phantom Employer Matching Contributions credited to such Account from such date of crediting through the date of the distribution of such Account. Such interest shall be credited to the Memorandum Account as of such valuation dates as shall be determined by the Plan Administrator. The Plan Administrator shall determine, in its sole discretion, the rate of interest to be credited periodically to the Memorandum Accounts;

Exhibit 10.9

provided, however, that in no event may the interest rate be less than the Moody’s Long-Term Corporate Bond Yield Average (as it may be adjusted from time to time); and, provided, further, that the Plan may not be amended to reduce or eliminate this minimum rate of interest.

4.5 Time and Manner of Payments. Upon a Participant’s Termination (and with respect to a Participant’s RSP benefit, upon his or her Permanent Disability), the Company shall pay to such Participant (or to his or her Surviving Spouse or Beneficiary in case of the Participant’s death) an amount in cash equal to (i) the present value of the Participant’s accrued supplemental pension benefits under Section 4.1, and/or (ii) the balance then credited to his or her Memorandum Account in a lump sum payment.

Payment of benefits shall be made in the month following the month in which the Participant’s Termination or Permanent Disability date occurs, whichever is applicable; provided, however, that with respect to any Non-Grandfathered Benefits, in the case of a Participant whom the Plan Administrator determines is or may be a Specified Employee and who becomes entitled to a payment by reason of his or her Termination, no distribution of such Non-Grandfathered Benefits may be made by reason of the Participation’s Termination before the date which is 6 months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). The determination by the Plan Administrator that a Participant is a Specified Employee shall be conclusive and binding. In the event of such 6-month delay, the deferred amount will accrue interest in accordance with Section 4.4 through the date of distribution.

Exhibit 10.9

4.6 Acceleration of Payments. This Section 4.6 shall only apply to Grandfathered Benefits. The Plan Administrator or Compensation Committee, as applicable, in its sole discretion, may accelerate the payment of all or part of a Participant’s Memorandum Account upon its determination that the Participant has incurred a “severe financial hardship” resulting from a sudden and unexpected illness or accident of such person or of a dependent, a loss of such person’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such person. The Plan Administrator or Compensation Committee, as applicable, in making its determination of severe financial hardship may consider such factors and require such information as it deems appropriate, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or by liquidation of such person’s assets, to the extent liquidation of such assets will not itself cause severe financial hardship.

4.6A Acceleration of Payments of Non-Grandfathered Benefits. Anything in this Plan to the contrary notwithstanding, with respect to Non-Grandfathered Benefits, this Section 4.6A shall apply in lieu of Section 4.6.

Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may accelerate the payment of all or part of the unpaid balance of a Participant’s Memorandum Account at the request of the Participant upon its determination that the Participant has incurred an unforeseeable emergency. For this purpose, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s

Exhibit 10.9

spouse, or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution may be made on account of an unforeseeable emergency only if the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

This Section 4.6A shall no longer be effective on or after January 1, 2009.

4.7 Transfer of Benefits to Executive Plan. If a Participant under this Plan is subsequently designated as a participant in the Executive Plan, his or her benefits then accrued under Sections 4.1 and 4.2 shall be automatically transferred to the Executive Plan and thereafter shall be payable solely pursuant to the Executive Plan.

SECTION 5

GENERAL PROVISIONS

5.1 Unfunded Obligation. The amounts to be paid to Participants and/or their Surviving Spouses and Beneficiaries pursuant to this Plan are unfunded obligations of the Company, The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including trust investments, which the Company may make to fulfill this obligation shall at all times remain in the Company.

Exhibit 10.9

Any investments and the creation or maintenance of any trust or memorandum accounts shall not create or constitute a trust or a fiduciary relationship between the Plan Administrator or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants (and Beneficiaries) shall have no claim against the Company for any changes in the value of any Memorandum Account and shall be general unsecured Creditors of the Company with respect to any payment due under this Plan.

5.2 Incapacity of Participant or Beneficiary. If the Plan Administrator finds that any Participant, Surviving Spouse or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse; child, parent or brother or sister of such Participant, Surviving Spouse or Beneficiary or to any person whom the Plan Administrator has determined has incurred expense for such Participant, Surviving Spouse or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan,

5.3 Nonassignment. The right of a Participant, Surviving Spouse or Beneficiary to the payment of any amount under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process,

Exhibit 10.9

5.4 No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Employers, nor interfere in any way with the right of an Employer to terminate the employment of such Participant at any time without assigning any reason therefor.

5.5 Withholding Taxes. Appropriate taxes shall be withheld from a Participant’s compensation and all payments made to Participants, Surviving Spouses and Beneficiaries pursuant to the Plan.

5.6 Termination and Amendment. Subject to Section 5.8 and the limitation set forth in the third sentence of Section 4.4, the Compensation Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Compensation Committee may reinstate any or all of its provisions. Subject to Section 5.8 and the limitation set forth in the third sentence of Section 4.4, the Plan Administrator may also amend, suspend or terminate the Plan; provided, however, that it may not substantially increase the obligations of the Company under the Plan (provided, however, that the addition of notional subaccounts for investments shall not be deemed an increase in the obligations of the Company). No amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Surviving Spouse or Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination. If the Plan is terminated, Participants, Surviving Spouses and Beneficiaries who have accrued benefits under the Plan as of the date of termination will receive payment of such benefits at the times specified in the Plan.

Exhibit 10.9

5.7 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Texas.

5.8 Compliance with Code Section 409A. With respect to Non-Grandfathered Benefits, it is intended that this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations, guidance and transitional rules issued thereunder, and the Plan shall be interpreted and operated consistently with that intent. If the Compensation Committee shall determine that any provisions of this Plan as applicable to Non-Grandfathered Benefits do not comply with the requirements of Section 409A of the Code, the Compensation Committee shall amend the Plan to the extent (and only to the extent) necessary (including retroactively) in order to preserve compliance with said Section 409A; provided, however, that any such amendment affecting amounts previously deferred under the Plan shall be made in a manner that preserves the economic value of such deferred amounts to the Participant.

It is intended that any Grandfathered Benefits qualify under the grandfather provisions of Section 409A of the Code and the regulations and guidance thereunder so that such Grandfathered Benefits are not subject to said Section 409A. No amendments shall be made to this Plan (or to any other plan that may affect the Grandfathered Benefits) that would cause the loss of such grandfather protection.

If a portion of a Participant’s Benefit (and earnings, gains, and losses thereon) is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

Exhibit 10.9

5.9 Compliance with Securities Laws. It is the intention of the Company that, so long as any of ConocoPhillips’ equity securities are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, this Plan shall be operated in compliance with 16(b) and, if any Plan provision or transaction is found not to comply with Section 16(b), that provision or transaction, as the case may be, shall be deemed null and void ab initio. Notwithstanding anything in the Plan to the contrary, the Company, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to Section 16(b) without so restricting, limiting or conditioning the Plan with respect to other Participants.

5.10 Distribution of Shares of Phillips 66. At the Effective Time, certain active employees of Phillips 66 and members of its controlled group ceased to participate in the Plan, and the liabilities, including liabilities related to benefits grandfathered from Code section 409A (i.e., amounts deferred and vested prior to January 1, 2005), for these participant’s benefits under the Plan were transferred to the members of the Phillips 66 controlled group and continued as the Phillips 66 Management Supplemental Benefits Plan - Burlington Resources Inc. ConocoPhillips distributed its interest in Phillips 66 to its shareholders as of the Distribution. On and after the Effective Time, the Company, ConocoPhillips, other members of the Controlled Group (as determined after the Distribution), the Plan, any directors, officers, or employees of any member of the Controlled Group (as determined after the Distribution), and any successors thereto, shall have no further obligation or liability to, or on behalf of, any such participant with respect to any benefit, amount, or right transferred to or due under the Phillips 66 Management Supplemental Benefits Plan - Burlington Resources Inc.

Exhibit 10.9

The Plan is hereby amended and restated effective as of the Effective Time and conditioned on the occurrence of the Distribution.

Executed this 19th day of April 2012, effective at the time set forth above.

/s/ Carin S. Knickel
Carin S. Knickel
Vice President Human Resources